EXHIBIT 99.1

                   RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                            Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423)743-9151	(212)827-3773

FOR IMMEDIATE RELEASE
January 7, 2010

NN, INC. TO CLOSE TEMPE ARIZONA MANUFACTURING FACILITY; APPROXIMATELY 130 EMPLOYEES IMPACTED

Johnson City, Tenn., January 7, 2010 – NN, Inc. (Nasdaq: NNBR) today announced it will close its manufacturing facility located in Tempe, Arizona.  The Tempe facility which was acquired in the 2006 acquisition of Whirlaway Corporation had sales of approximately $12.0 million for calendar year 2009. Whirlaway produces a variety of high-precision metal components including fluid control components and assemblies, shafts and other precision metal parts. The closing will impact approximately 130 employees.

Roderick R. Baty, Chairman and Chief Executive Officer of NN, commented, “We are saddened to make this very difficult decision.  However, current economic conditions coupled with the long-term manufacturing strategy for our Whirlaway business necessitate a consolidation of our manufacturing resources in Ohio. We anticipate a portion of the current production and products will be consolidated into our remaining two facilities in Wellington, Ohio. During this transition, we will work closely with our customers to ensure continuity in the supply of their products. We expect to incur cash charges of approximately $2.5 million in severance, equipment relocation and other closing costs during the first three quarters of 2010.”

Thomas G. Zupan, President of Whirlaway, said, “We deeply regret having to make this decision and acknowledge the impact this has on our outstanding employees in Tempe. For a limited period, we will provide ongoing support in the form of severance payments, continuation of benefits and assistance in outplacement efforts. I would like to thank these employees for their commitment and service to Whirlaway and NN and greatly appreciate their ongoing support during this time of transition.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2008.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2008.

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